Exhibit 5.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We have issued our report dated March 29, 2016 with respect to the consolidated financial statements of Neovasc Inc. and subsidiaries as of and for the years ended December 31, 2015 and December 31, 2014 incorporated by reference in this Amendment No. 1 to the Registration Statement on Form F-10.  We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form F-10 and to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the short form base shelf prospectus forming part of the Registration Statement on Form F-10.

/s/ GRANT THORNTON LLP

Chartered Accountants
Vancouver, Canada

June 9, 2016